Exhibit 99.2

Important Notice Regarding the Availability of Materials

CASH AMERICA INTERNATIONAL, INC.	You are receiving this communication because you hold securities in CASH AMERICA INTERNATIONAL, INC. It has released informational materials regarding the spin-off of its wholly owned subsidiary, Enova International, Inc., or “ENVA,” that are now available for your review. This notice provides instructions on how to access the CASH AMERICA INTERNATIONAL, INC. materials for informational purposes only. It is not a form for voting and presents only an overview of the more complete CASH AMERICA INTERNATIONAL, INC. materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and review closely the CASH AMERICA INTERNATIONAL, INC. materials.

To effect the spin-off, CASH AMERICA INTERNATIONAL, INC. will distribute at least 80% of the shares of ENVA common stock to the holders of CASH AMERICA INTERNATIONAL, INC. common stock. Immediately following the distribution, which will be effective as of 12:01 a.m., New York City time, on November 13, 2014, ENVA will be an independent, publicly traded company. CASH AMERICA INTERNATIONAL, INC. is not soliciting proxy or consent authority from shareholders in connection with the spin-off.

The CASH AMERICA INTERNATIONAL, INC. materials consist of the Information Statement that ENVA has prepared in connection with the spin-off. You may view the CASH AMERICA INTERNATIONAL, INC. materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).
See the reverse side for instructions on how to access materials.

— How to Access the Materials —

Materials Available to VIEW or RECEIVE:
Information Statement

How to View Online:
Have the information that is printed in the box marked by the arrow g (located on the following page) and visit: www.materialnotice.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow g (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

THIS PAGE WAS INTENTIONALLY LEFT BLANK